Exhibit 5.1

LAW OFFICES OF MICHAEL H. HOFFMAN, P.A.

1521 ALTON ROAD, NO. 284

MIAMI, FLORIDA 33139

TEL: (786) 280-7575

FAX: (305) 865-3430

MICHAEL@MYSECLAWYER.COM

October 13, 2009

Home School Holdings, Inc.

2700 S. River Road, Suite 106

Des Plaines, IL 60018

Attn: Mr. Thomas Morrow, CEO

Re: Home School Holdings, Inc. - Form S-1 Registration Statement (No. 333-160962)

Dear Mr. Morrow:

We have examined the Form S-1 Registration Statement, as amended (No. 333-160962) (the “Registration Statement”), of Home School Holdings, Inc. (the “Company” or “you”), in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”), of up to 66,000,000 shares of common stock, par value $.001 per share, as set forth in the Registration Statement. We have examined the Articles of Incorporation, as amended, Bylaws, as amended, and minutes and resolutions of the Company’s Board of Directors. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law as we have deemed necessary or appropriate for the purpose of this opinion.

Based upon the foregoing, we are of the opinion that the shares of common stock of the Company, when sold in the manner described in the Registration Statement, as amended, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof in connection with the matters referred to under the caption “Legal Matters” in such prospectus. The filing of this consent shall not be deemed an admission that the undersigned is an “expert” within the meaning of the 1933 Act.

Please feel free to contact the undersigned at (786) 280-7575 regarding the foregoing.

Sincerely yours,

/s/ LAW OFFICES OF
MICHAEL H. HOFFMAN, P.A.